EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60286, 333-77219, 333-30464, 333-42964,
333-89464 and 333-104468) of Net Perceptions, Inc. of our report dated March 29, 2005 relating to the consolidated financial statements, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March  31, 2005